Exhibit 99.1


            IBSS Announces Second Quarter Financial Results
        Company Increases Same Quarter Gross Profit and Margin


    COLUMBIA, S.C.--(BUSINESS WIRE)--Aug. 14, 2003--Integrated Business Systems and Services, Inc. ("IBSS") (OTCBB: IBSS), a national provider of infrastructure, turnkey transaction processing software, today announced financial results for the second quarter of 2003.
    For the quarter ended June 30, 2003, total revenues increased to $774 thousand, compared to $773 thousand for the same quarter of last year. The Company's gross profit for the second quarter of 2003 increased 7% to $486 thousand from a gross profit of $454 thousand for the same quarter of last year. The Company experienced a corresponding gross margin increase to 63% for the second quarter of 2003 from 59% for the second quarter of 2002. The net loss for the second quarter of 2003 was $190 thousand, representing a 70% improvement from the net loss of $631 thousand for the second quarter of last year.
    For the six months ended June 30, 2003, total revenues increased 17% to $1.6 million, compared with $1.3 million for the corresponding period of 2002. The Company's gross profit for the first half of 2003 increased 79% to approximately $1.02 million from a gross profit of $573 thousand for the first half of last year. The gross margin for the first six months of this year increased to 65% from 43% for the same period of last year. The Company's loss from operations for the first six months of this year decreased 86% to $179 thousand compared with a loss from operations of $1.3 million for the same period of last year. The Company's net loss for the first six months of this year was $579 thousand, representing a 70% improvement from the net loss of $1.9 million for the same period of last year.
    George Mendenhall, CEO of IBSS commented, "We are pleased to see a continuing improvement in the period-to-period results for the second quarter of this year, as well as in our overall year-to-date numbers. In the first half of this year, we have nearly doubled our gross profit from that of the first half of last year and have significantly improved our gross margin and bottom line results. Feedback from our current and potential customers also remains very positive. We have recently commenced our entry into the mobile computing/wireless marketplace where we believe our Synapse development and implementation technology has a significant inherent advantage over competing systems. Our new wireless marketplace strategy has already resulted in an initial pilot project for a new customer that provides specialized support services in major airports. We feel that demonstrated results in the rapidly growing wireless marketplace could generate high visibility for IBSS in the future. It is our belief that over the months ahead, IBSS will show the business and investment community the real power of the Synapse technology and the Synapse-based products we have been building."

    About IBSS

    IBSS is a national software provider of quick-payback solutions to complex, industry-specific information problems. The Company's flagship product, Synapse, is targeted to be the preferred architecture for dynamic, distributed, real-time software applications. The ease and speed of Synapse installation, its low maintenance and its enormous versatility give Synapse users a true competitive advantage. The Synapse suite of products includes: Synapse Government e-Printing, designed specifically for the unique job-shop environment of state and local government printing, publishing and distribution operations; Synapse for Manufacturing, designed to maximize flexibility in implementing site-specific manufacturing solutions at the lowest possible cost and time-to-benefit; Synapse EAI+ for enterprise modeling and application integration in highly dynamic environments; and Synapse ASP for flexible, highly scalable ASP enablement. For more information about IBSS' technologies and services, please call 800-553-1038 or visit our web site at www.ibss.com.
    IBSS, the IBSS logo, Synapse, Synapse for Manufacturing, Synapse Government e-printing, Synapse EAI+, and Synapse ASP are trademarks and service marks of IBSS. Any other company names and marks mentioned in this document are the property of their respective owners and are mentioned for identification purposes only.
    Except for historical information, the matters discussed in this news release include forward-looking statements that involve a number of risks and uncertainties. Actual results may vary significantly as a result of a number of factors, including, but not limited to, risks associated with the Company's ability to satisfy its obligations incurred in recent private placements of secured debt, risks in product and technology development and integration, market acceptance of new products and continuing product demand, the impact of competitive products and pricing, changing economic conditions, and other risk factors detailed in the Company's most recent quarterly report on Form 10-QSB under the heading "Risk Factors That May Affect Our Financial Condition and Operating Results" and in other public filings the Company makes with the Securities and Exchange Commission. Copies of these filings may be obtained from the Securities and Exchange Commission at its principal office in Washington, DC at prescribed rates by calling 1-800-SEC-0330. These filings are also available electronically through the Internet World Wide Web site maintained by the Securities and Exchange Commission at the Internet address: http://www.sec.gov


      Integrated Business Systems and Services, Inc. Consolidated
                  Condensed Statements of Operations
                              (Unaudited)


                                 Three Months           Six Months
                                Ended June 30,        Ended June 30,
                         ---------------------------------------------
                               2003       2002       2003        2002
                         ---------------------------------------------
Revenues:

Services                   $765,437   $641,812 $1,532,101    $952,555
Licenses                          -    105,000          -     256,590
Maintenance and support       8,526     24,402     17,052      48,803
Hardware - third party            0        571     25,024      82,947
Other                             -      1,162          -       2,325
                         ---------------------------------------------

  Total revenues            773,963    772,947  1,574,177   1,343,220

Cost of revenues            288,364    318,949    549,817     770,632
                         ---------------------------------------------

Gross profit                485,599    453,998  1,024,360     572,588
                         ---------------------------------------------

Operating expenses:

Sales and marketing          82,006    145,565    184,434     329,046
Research and development     43,873    121,863    101,618     253,045
General and administrative  374,482    637,138    917,483   1,264,277
                         ---------------------------------------------

  Total operating expenses  500,361    904,566  1,203,535   1,846,368
                         ---------------------------------------------

Loss from operations        (14,762)  (450,568)  (179,175) (1,273,780)
                         ---------------------------------------------

Interest and miscellaneous
 income                       6,252      2,391     16,367       4,801
Interest expense           (181,920)  (183,285)  (400,444)   (639,305)
Loss on sale of assets            0          0    (15,465)          0
                         ---------------------------------------------
  Total other expenses     (175,668)  (180,894)  (399,543)   (634,504)
                         ---------------------------------------------

Net Loss                  $(190,430) $(631,462) $(578,718)$(1,908,284)
                         ---------------------------------------------

Basic loss per share         $(0.01)    $(0.04)    $(0.03)     $(0.11)



    CONTACT: Integrated Business Systems and Services, Inc.
             Harper Shull, 803-736-5595, ext. 116